                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

1)   Direct Interest

     a.   Telesp Celular S.A. - Sao Paulo - SP, Brazil
     b.   Global Telecom S.A. - Curitiba - PR, Brazil

2)   Indirect Interest

     a.   Telesp  Celular  International  Ltd - Cayman  Islands - USA
     b.   Telesp Celular Overseas - Cayman Islands - USA